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EXHIBIT 99.1


FSG                        FINANCIAL SYSTEMS GROUP, INC.
                           990 STEWART AVENUE, SUITE 420
                           GARDEN CITY, NY 11530



                                                                   PRESS RELEASE
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FOR IMMEDIATE RELEASE

              NETSTAFF ANNOUNCES COMPLETION OF MERGER AND FINANCING

GARDEN CITY, NEW YORK- MAY 23, 2002 - NetStaff, Inc. (OTC: NTSF.PK) announced today the completion of a merger of MAT Trading Corp. with and into NetStaff's wholly-owned subsidiary, NSI Acquisition Corporation. NetStaff is in the process of changing the name of its operating subsidiary to Financial Systems Group, Inc. In addition, NetStaff plans to hold a special meeting of stockholders in July 2002 to seek approval to reincorporate NetStaff as a Delaware corporation by merging NetStaff into Financial Systems Group, Inc.

Shareholders of MAT Trading Corp. received 8.63 shares of common stock for every share they owned in MAT Trading. As a result, the former shareholders of MAT Trading Corp. own approximately 86% of the current outstanding shares of common stock of NetStaff. Marc Swickle has been named as President and Chief Executive Officer of NetStaff and the subsidiary.

"The goal of the merger is to strategically position the company for future growth. We believe that MAT's products and services will be effectively distributed utilizing the leverage of the public vehicle" explained Marc Swickle.

Concurrently with the merger, NetStaff received a financing commitment of up to $5,000,000 from a New York-based hedge fund group. An initial round of $1,125,000 was executed, of which $875,000 was immediately drawn down by the Company on May 17, 2002.

ABOUT NETSTAFF

NetStaff, through its operating subsidiary to be named Financial Systems Group, Inc., is a provider of outsourced business consulting and technology services solutions for the financial services community. The Company's principal transaction processing system provides clients with access to execution, market data, compliance and back office systems to facilitate their equity market business. In addition, NetStaff has a trading facility for high-volume individual and institutional clients with the ability to execute orders through its network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
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With exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of NetStaff could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of NetStaff to realize on its business plan, NetStaff's ability to successfully complete its reincorporation as a Delaware corporation, the ability of NetStaff to successfully complete additional funding under the current financing commitment from a New York-based hedge fund, NetStaff's ability to distinguish itself from its current and future competitors, the continued demand for NetStaff's services, general economic conditions, changes in governmental regulations and policies and the emergence of competitive services.

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CONTACT:
     Contact: Scott Campa
     Company: Financial Systems Group, Inc.
     Voice: 516-228-0070
     Email: SCampa@FinancialSystemsGroup.com